Exhibit 10.1

This Agreement (this “Agreement”) is made and entered into as of August 3, 2010 by and among Neah Power Systems, Inc., a Nevada corporation (the “Company”), and CAMHZN Master LLC, a Delaware limited liability company (the "Ínvestor”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed them in the Agreement.

RECITALS

WHEREAS, the Company and the Investor desire to provide for the controlled sale of 1,018,305 shares of the Company’s common stock, par value $.001 per share ("Common Stock"), held by Investor and 240,000 shares of the Company’s Common Stock delivered herewith to Investor (collectively, the “Shares") until the Investor has recovered the “Payoff Amount”. The Payoff Amount will be negotiated and finalized between the Investor and the Company at a future date.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties agree as follows:

1.           Limited Sale of the Shares.  The Investor agrees that from the date of this Agreement it will limit the number of  Shares sold on a daily basis to no more than 5% of the average daily volume of Common Stock, at or above the daily market price, traded on the OTC Bulletin Board based upon an average of such volume for the trailing 10-day period (the "Daily Volume"), provided, however, that the Investor shall be deemed to not be in violation of the foregoing provisions as a result of any sale of Shares if at the time of such sale, the Investor reasonably assumed that they would not be in violation of the foregoing provisions and such sale does not exceed 7% of the Daily Volume.

2.           Maximum Recovery.  The Investor agrees that upon recovering the Payoff Amount either (i) from the sale of the Shares pursuant to section 1 of this Agreement or (ii) a combination of the sale of the Shares and payment of cash by the Company to the Investor, the Investor will return any unsold Shares to the Company. The Company agrees that until the Investor receives the Payoff Amount upon sale of all of the Shares described herein, the Company will issue additional shares to the Investor, which the Investor agrees to sell in accordance with terms hereof.  The Investor agrees to execute any documents necessary to remove any existing liens on the Company's assets or any other claims against the Company upon payment in full of the Payoff Amount. Upon recovery of the entire Payoff Amount, the Investor agrees that it will no longer have any security interest in the assets of the Company and all obligations to the Investor will be deemed fully and finally paid.

3.           Rescinding of Notice of Default.  Upon signing this Agreement and receiving the 240,000 shares, the Investor agrees to rescind the “Notice of Default” delivered by them to the Company on March 16, 2010 and to not declare a default for a period of a minimum of thirty days from the date hereof.

Agreement

4.           Conditions Precedent.  The Company shall have received an agreement substantially in the form hereof from its senior lenders pursuant to which such lenders agree not to sell more than 5% of the average daily volume of Common Stock based on the formula set forth above and the Company will make a best effort basis to have shares available to the Investor in proportion to the amount of monies received by such lenders.

5.           Acounting for Sale of the Shares. The Investor agrees to report on a monthly basis to the Company the number of Shares sold and the amount of money received in connection with such sales, net of commissions paid in connection with such sales, and to allow the Company to inspect, with reasonable notice and during normal business hours, the Investor’s books and records to verify the accuracy of such monthly reports.

6.           Cooperation.  The Company agrees to cooperate in all respects in regard to the Investor’s sale of Shares hereby, including, without limitation, delivering all requisite opinions of counsel and instructing the transfer agent to transfer such shares in accordance with instructions from the Investor or its designee.

7.           Miscellaneous.

7.1           Successors and Assigns.  Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives.

7.2           Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the parties hereto.

7.3           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient on the date of delivery, when delivered personally or by overnight courier or sent by fax, or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth above or as subsequently modified by written notice.

7.4           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

Agreement

7.5           Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

7.6           Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York City (or in the event of exclusive federal jurisdiction, the courts of the Southern District of New York).

7.7           Jury Trial.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether sounding in contract, tort or otherwise) arising out of or related to this agreement.

7.8           Attorney Fees.   In the event of any litigation arising under this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorney fees and costs resulting therefrom.

7.9           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.10         Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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Agreement

NEAH POWER SYSTEMS, INC.

By:	/s/ Gerard C. D’Couto
Name: Gerard C. D’Couto
Title: President

CAMHZN Master LLC

By:	/s/ Richard Smithline
Name: Richard Smithline
Title: Director